Exhibit 10.10
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Confirmation of Additional OTC Warrant Transaction

Date:	November 15, 2006

To:	General Cable Corporation (“Counterparty”)

From:	Merrill Lynch International (“MLI”)
MLI Reference: 06821088
Dear Sir / Madam:
     The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the above-referenced transaction entered into among Counterparty, MLI and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Agent” or “MLPFS”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.
     The definitions and provisions contained in the 2000 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the Swap Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern, and in the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. References herein to a “Transaction” shall be deemed to be references to a “Share Option Transaction” for the purposes of the Equity Definitions and to a “Swap Transaction” for the purposes of the Swap Definitions. For purposes of this Transaction, “Warrant Style”, “Warrant Type”, “Number of Warrants” and “Warrant Entitlement” (each as defined below) shall be used herein as if such terms were referred to as “Option Style”, “Option Type”, “Number of Options” and “Option Entitlement”, respectively, in the Definitions.
     This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. This Confirmation (notwithstanding anything to the contrary herein), shall be subject to, and form part of, an agreement in the 1992 form of the ISDA Master Agreement (Multicurrency Cross Border) (the “Master Agreement” or “Agreement”) as if we had executed an agreement in such form (but without any Schedule and with elections specified in the “ISDA Master Agreement” Section of this Confirmation) on the Trade Date. In the event of any inconsistency between the provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction. The parties hereby agree that the Transaction evidenced by this Confirmation shall be the only Transaction subject to and governed by the Agreement.
     The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms:

Trade Date:	November 15, 2006

Effective Date:	November 15, 2006 (the “scheduled Effective Date”) subject to cancellation of the OTC Warrant Transaction prior to 5:00 p.m. (New York City time) on such date by the Counterparty or MLI. In the event of such cancellation, all payments, if any, previously made hereunder shall be returned to the person making such payment, including the Premium, and, in the event of a

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cancellation by Counterparty or a cancellation by MLI for the reason that, due to events occurring after the time of execution of this Confirmation, it has become commercially impracticable for MLI to perform its obligations under the Transaction, Counterparty shall pay MLI an amount equal to the product of (a) the Number of Warrants and (b) 0.30 multiplied by an amount equal to the excess, if any, of the closing price of the Shares on the Effective Date over the closing price of the Shares on the Trade Date (the “Break Expense”); provided that in no event shall the Break Expense exceed the product of 25% times U.S.$7,000,000. MLI and Counterparty agree that actual damages would be difficult to ascertain under these circumstances and that the amount of liquidated damages resulting from the determination in the preceding sentence is a good faith estimate of such damages and not a penalty. Failure by a party to deliver the documents specified in paragraph (b) under “Delivery Requirements” below at or prior to 5:00 p.m. (New York City time) on the scheduled Effective Date shall (unless waived by the other party) be deemed to be a cancellation by the party failing to deliver.

Warrant Style:	European

Warrant Type:	Call

Seller:	Counterparty

Buyer:	MLI

Shares:	Shares of common stock, $0.01 par value, of Counterparty (Security Symbol: “BGC”).

Number of Warrants:	198,560

Daily Number of Warrants:
For any day, the unexercised Number of Warrants on such day divided by the remaining number of Expiration Dates (including such day) and rounded down to the nearest whole number, with the balance of the Number of Warrants exercised on the final Expiration Date.

Warrant Entitlement:	One (1) Share per Warrant

Strike Price:	$76.00

Premium:	$2,264,000

Premium Payment Date:	The Effective Date; provided no cancellation of the OTC Warrant Transaction has occurred prior to 5:00 p.m. (New York City time) on such date.

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Full Exchange Business Day:
A Scheduled Trading Day that has a scheduled closing time for its regular trading session at 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the Exchange and is not a Disrupted Day.

Procedures for Exercise:

Expiration Time:	11:59 p.m. (New York City time).

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Expiration Dates:	The fifteen (15) consecutive Full Exchange Business Days beginning on and including February 13, 2014 each shall be an Expiration Date for a number of Warrants equal to the Daily Number of Warrants on such date.

Exercise Dates:	Each Expiration Date

Automatic Exercise:	Applicable; provided that Section 3.4(a) of the Equity Definitions shall apply to Net Physical Settlement; and provided further that, unless all Warrants have been previously exercised hereunder, a number of Warrants for each Expiration Date equal to the Daily Number of Warrants for such Expiration Date shall be deemed to be automatically exercised.

Counterparty’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:

General Cable Corporation
4 Tesseneer Drive
Highland Heights, KY 41076-9753
Attention: Brian J. Robinson
Senior Vice President, Controller and Treasurer
Facsimile No.: (859) 572-8441
Telephone No.: (859) 572-8483

Attention: Robert J. Siverd Executive Vice President, General Counsel and Secretary Telephone No.: (859) 572-8890 Facsimile No.: (859) 572-8444

Merrill Lynch Financial Centre	2 King Edward Street
London EC1A 1HQ Attention: Manager, Fixed Income Settlements Facsimile No.: +44 207 995 2004 Telephone No.: +44 207 995 3769

Valuation:

Valuation Dates:	Each Exercise Date

Settlement Terms:

Settlement Price:	For each Valuation Date, the Volume Weighted Average Price of the Shares (“VWAP”) calculated from 9:45 a.m. to 3:45 p.m., as observed on the Bloomberg “VAP” Page. Section 6.3(a) of the Equity Definitions is hereby amended by replacing the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” with the following words: “prior to 3:45 p.m. on the relevant Valuation Date”.

Settlement Method:	Net Physical Settlement only.

Net Physical Settlement:	Subject to “Covenants relating to Net Physical Settlement” below, Counterparty shall deliver to MLI on the Settlement Date a number of Shares (the “Delivered

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Shares”) equal to the Share Delivery Quantity, provided that in the event that the number of Shares calculated comprises any fractional Share, the Share Delivery Quantity shall be rounded up or down to the nearest integral number of Shares.

Share Delivery Quantity:	For each Exercise Date, a number of Shares, as calculated by the Calculation Agent, equal to the Net Physical Settlement Amount for such Exercise Date divided by the Settlement Price on the Valuation Date in respect of such Settlement Date.

Net Physical Settlement Amount:	For any Exercise Date, an amount equal to the product of (i) the Number of Warrants being exercised on the relevant Exercise Date, (ii) the Strike Price Differential for such Exercise Date and (iii) the Warrant Entitlement.

Strike Price Differential:	For any Valuation Date, (i) if the Settlement Price is greater than the Strike Price, an amount equal to the excess of such Settlement Price over the Strike Price for such Valuation Date or (ii) if such Settlement Price is less than or equal to the Strike Price, zero.

Settlement Date:	Settlement with respect to each Exercise Date shall occur on the third (3rd) Full Exchange Business Day following the final Valuation Date, provided that MLI shall have the right to request by prior written notice to Counterparty a Settlement Date with respect to any Exercise Date and the related Share Delivery Quantity that is three (3) Full Exchange Business Days following such Exercise Date. Such request shall not unreasonably be denied.

Covenants relating to Net Physical Settlement:
If, on or before the 30th Business Day following delivery of Shares hereunder, MLI notifies the Counterparty that MLI has reasonably determined after advice from counsel that there is a considered risk that such Shares are subject to restrictions on transfer in the hands of MLI pursuant to the rules and regulations promulgated under the Securities Act of 1933, as amended (“Securities Act”), then Counterparty shall either (i) deliver Shares that are covered by an effective registration statement of Counterparty for immediate resale by MLI or (ii) agree to deliver additional Shares in the amount and manner specified in sub-paragraph (B) or (C), as applicable, hereto.

(A) If Counterparty elects to deliver Shares as described in above clause (i), then Counterparty shall

(a) afford MLI a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty that is customary in scope for underwritten offerings of equity securities registered for resale;

(b) promptly file and use commercially reasonable efforts to obtain the effectiveness of a registration statement for immediate resale (the “Registration Statement”) in form and content reasonably satisfactory to MLI and filed pursuant to Rule 415 under the Securities Act, and such prospectuses as MLI may reasonably request to comply with the applicable prospectus delivery requirements (the “Prospectus”) for the resale by MLI of such number of Shares as MLI shall reasonably specify in accordance with this paragraph, such Registration Statement to be effective and Prospectus to be current until the earliest of the date on which (1) all Delivered Shares have been sold by MLI, (2) MLI has advised Counterparty that it no longer requires that such Registration Statement be effective, (3) all remaining Delivered Shares could be sold by MLI without registration pursuant to Rule 144 promulgated under the Securities Act

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(the “Registration Period”) or (4) Counterparty has provided a legal opinion of nationally recognized counsel in form and substance satisfactory to MLI (with customary assumptions and exceptions) that the Shares issuable upon exercise of these Warrants will be freely tradable under the Securities Act upon delivery to MLI and not subject to any legend restricting transferability. It is understood that the Registration Statement and Prospectus may cover a number of Shares equal to the aggregate number of Shares (if any) reasonably estimated by MLI to be potentially deliverable by Counterparty in connection with Net Physical Settlement hereunder (not to exceed the Maximum Deliverable Share Amount) and shall be subject to the same suspension of sales during “blackout dates” as provided in the following paragraph; and

(c) Counterparty will enter into a registration rights agreement with MLI in form and substance reasonably acceptable to MLI and Counterparty (“Registration Rights Agreement”), which agreement will contain among other things, customary representations and warranties and indemnification, restrictions on sales during “blackout dates”, provide for delivery of comfort letters, opinions of counsel, due diligence rights and other rights relating to the registration of a number of Shares equal to the number of Delivered Shares and other Shares deliverable hereunder up to the Maximum Deliverable Share Amount.

(d) Counterparty shall promptly pay to MLI a $0.04 per Share fee with all Shares delivered in connection with Net Physical Settlement pursuant to a Registration Statement.

(B) If Counterparty elects to deliver Shares as described in above clause (ii), then

(a) Counterparty shall afford MLI and any potential institutional purchaser of any Shares identified by MLI a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty that is customary in scope for private placements of equity securities by a publicly reporting company (if Counterparty is a publicly reporting company at such time) to institutional purchasers subject to execution of any customary confidentiality agreements;

(b) Counterparty shall enter into an agreement (a “Private Placement Agreement”) with MLI on commercially reasonable terms in connection with the private placement of such Shares by Counterparty to MLI or an affiliate and the private resale of such shares by MLI or such affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities by a publicly reporting company (if Counterparty is a publicly reporting company at such time) to institutional purchasers, in form and substance commercially reasonably satisfactory to MLI and Counterparty, which Private Placement Agreement shall include reasonable and customary provisions relating to the indemnification of, and contribution in connection with the liability of, MLI and its affiliates, shall provide for the payment by Counterparty of all reasonable expenses in connection with such resale, including all reasonable and documented fees and expenses of counsel for MLI, shall contain representations, warranties and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use reasonable best efforts to provide for the delivery of accountants’ “comfort letters” to MLI or such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into any offering memorandum prepared for the resale of such Shares;

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(c) MLI shall sell the Delivered Shares in a commercially reasonable manner, in good faith and in accordance with the terms and limitations set forth in the Private Placement Agreement until the amount received by MLI for the sale of the Shares (the “Proceeds Amount”) is equal to the Net Physical Settlement Amount. Any remaining Delivered Shares shall be returned to Counterparty. If the Proceeds Amount is less than the Net Physical Settlement Amount, Counterparty shall promptly deliver upon notice from MLI additional Shares to MLI until the dollar amount from the sale of such Shares by MLI equals the difference between the Net Physical Settlement Amount and the Proceeds Amount. In no event shall Counterparty be required to deliver to MLI a number of Shares greater than the Maximum Deliverable Share Amount.

(C) Notwithstanding the foregoing: (I) if Counterparty has elected to deliver Shares as described in clause (i) above and either (a) Counterparty does not provide for the sale of the Shares under the Registration Statement as provided in the Registration Rights Agreement or (b) some Shares cannot be registered under the Registration Statement due to Rule 415(a)(4) under the Securities Act, then the provisions of sub-paragraph (B) shall apply to the extent Counterparty has not satisfied its obligations hereunder by the delivery of Shares pursuant to sub-paragraph (A). (II) If sub-paragraph (B) is applicable and Counterparty fails to satisfy its obligations under such sub-paragraph (B), then Counterparty may deliver unregistered Shares of equivalent value to the Net Physical Settlement Amount (or, if applicable, the unsatisfied portion thereof). The value of any unregistered Shares so delivered shall be discounted to reflect an appropriate liquidity discount (determined by MLI in good faith and in a commercially reasonable manner). (III) If some or all of the Delivered Shares cannot be used to close out stock loans in the shares of Counterparty entered into to establish or maintain short positions by MLI in connection with this Transaction without a prospectus being required by applicable law to be delivered to such lender, then the value of any such Delivered Shares shall reflect an additional discount of 0.15% below the value otherwise determined under this heading “Covenants relating to Net Physical Settlement” and the number of Shares deliverable shall be correspondingly increased. MLI and Counterparty agree that actual damages would be difficult to ascertain under these circumstances and that the amount of liquidated damages resulting from the determination in the preceding sentence is a good faith estimate of such damages and not a penalty. In no event shall Counterparty be required to top-up any delivery in cash or deliver to MLI a number of Shares greater than the Maximum Deliverable Share Amount.

Limitations on Net Physical Settlement by Counterparty:
Notwithstanding anything herein or in the Agreement to the contrary, the number of Shares that may be delivered at settlement by Counterparty shall not exceed the product of 1.20 times the initial Number of Warrants at any time (“Maximum Deliverable Share Amount”), as adjusted by the Calculation Agent to account for any subdivision, stock-split, reclassification or similar dilutive event with respect to the Shares.

Counterparty represents and warrants that the number of Available Shares as of the Trade Date is greater than the Maximum Deliverable Share Amount. Counterparty covenants and agrees that Counterparty shall not take any action of corporate governance or otherwise to reduce the number of Available Shares below the Maximum Deliverable Share Amount.

For this purpose, “Available Shares” means the number of Shares Counterparty currently has authorized (but not issued and outstanding) less the maximum number of Shares that may be required to be issued by Counterparty in

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connection with stock options, convertibles, and other commitments of Counterparty that may require the issuance or delivery of Shares in connection therewith.

Dividends:

Extraordinary Dividends:	Any and all dividends declared by the Issuer for which the ex-dividend date occurs during the period from, and including, the Trade Date to, and including, the date on which Counterparty has fully performed its obligations to deliver Shares hereunder.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:	(a) Share-for-Share: Calculation Agent Adjustment

(b) Share-for-Other: Calculation Agent Adjustment

(c) Share-for-Combined: Calculation Agent Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:	(a) Share-for-Share: Calculation Agent Adjustment

(b) Share-for-Other: Calculation Agent Adjustment

(c) Share-for-Combined: Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:
Cancellation and Payment (subject to satisfaction by delivery of Shares as set forth in “Early Termination” below). In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System (or their respective successors, including without limitation the NASDAQ Global Market and NASDAQ Global Select Market); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Determining Party:	As specified under “Early Termination”

For the avoidance of doubt, with respect to any Extraordinary Events hereunder, upon the occurrence of Cancellation and Payment in whole or in part, the parties agree that, notwithstanding anything to the contrary in the Equity Definitions, the provisions set forth in the Early Termination section below shall apply.

Additional Disruption Events:

Change in Law:	Applicable

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Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption Event:	Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	0.75%

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	0.25%

Hedging Party:	MLI

Determining Party:	As specified under “Early Termination”

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Other Provisions:

Additional Agreements:
If Counterparty would be obligated (but for the provisions of this paragraph) to pay cash to MLI pursuant to the terms of this Agreement for any reason, then such payment obligation shall be satisfied by the delivery to MLI of a number of Shares (whether registered or unregistered) having a cash value equal to the amount of such payment obligation (such number of Shares to be delivered to be determined by the Calculation Agent to determine the number of Shares that could be sold by MLI over a reasonable period of time to realize the cash equivalent of such payment obligation taking into account any applicable discount (determined by the Calculation Agent) to reflect any restrictions on transfer as well as the market value of the Shares). Settlement relating to any delivery of Shares pursuant to this paragraph shall occur within a reasonable period of time. The number of Shares delivered pursuant to this paragraph shall not exceed the Maximum Deliverable Share Amount and shall be subject to the provisions under “Early Termination” hereof regarding Proceeds Amount.

Early Termination:
Notwithstanding Section 6(e) of the Agreement or Sections 12.7 or 12.8 of the Equity Definitions, if, with respect to the Transaction contemplated hereunder, (A) an Early Termination Date with respect to any Event of Default or any Termination Event, (B) a Merger Date with respect to any Merger Event or Tender Offer Date with respect to a Tender Offer, (C) a Closing Date with respect to an event described in Section 12.6 of the Equity Definitions, or (D) date as of which the Transaction is, or is deemed to have been, terminated or cancelled as a result of an applicable Additional Disruption Event (any such date, the “Relevant Date”) shall occur, then in lieu of calculating any payments hereunder pursuant to Section 6(e) of the Agreement or Sections 12.7 or 12.8 of

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the Equity Definitions, as applicable, (if a calculation under such sections would otherwise be required), the Calculation Agent shall determine the number of Shares deliverable by Counterparty to MLI on the following basis:

(1) such Relevant Date shall be the sole Exercise Date hereunder and Automatic Exercise shall be applicable to the unexercised Number of Warrants (the “Unexpired Number”);

(2) the Settlement Method shall be Net Share Settlement;

(3) Counterparty shall deliver to MLI the Net Share Settlement Amount on the Settlement Date with respect to such Relevant Date (“Early Termination Stock Settlement”); provided that, if Counterparty is delivering Shares as a result of a Merger Event, the Settlement Date for such delivery will be immediately prior to the effective time of the Merger Event and the Shares will be deemed delivered at such time such that MLI will be a holder of the Shares prior to such effective time;

(4) Net Share Settlement Amount shall mean (subject to the Maximum Deliverable Share Amount) a number of Shares equal to the sum of (A) the Share Delivery Quantity (as defined herein) and (B) the product of (x) the additional Shares per Warrant (the "Additional Shares”) determined by reference to the table attached as Annex A hereto based on the date on which such Relevant Date occurs and the VWAP Price on such date, (y) the Unexpired Number, and (z) the Warrant Entitlement;

(5) with respect to the determination of Additional Shares, if the actual VWAP Price is between two VWAP Price amounts in the table or the Relevant Date is between two Relevant Dates in the table, the Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the next higher and next lower VWAP Price amounts and the two nearest Relevant Dates, as applicable, based on a 365-day year; and

(6) with respect to any adjustment to the terms of the Transaction, the Calculation Agent, shall correspondingly adjust the Additional Shares and/or the VWAP Prices (each as set forth in the table in Annex A hereto) as of any date of such adjustments; provided, for the avoidance of doubt, that any such adjustments shall be made consistently with the applicable provisions of this Confirmation and the Equity Definitions. For the avoidance of doubt, any calculations made by the Calculation Agent with respect to this Transaction pursuant to Section 11.2(c), Section 12.2(d) or Section 12.3(c) of the Equity Definitions may take into account the Calculation Agent’s determination of the fair market value of the Shares under the then prevailing circumstances.

On or prior to the Relevant Date, if so requested by MLI upon advice of counsel, Counterparty shall enter into a registration rights agreement with MLI in form and substance reasonably acceptable to MLI and Counterparty (which agreement will contain among other things, reasonable customary representations and warranties and indemnification, restrictions on sales during “blackout dates”, and provide for delivery of comfort letters, opinions of counsel, due diligence rights and other customary rights) and Counterparty shall satisfy the conditions contained therein and Counterparty shall file and use its commercially reasonable efforts to obtain the effectiveness a Registration Statement pursuant to Rule 415 under the Securities Act. If and when such Registration Statement shall have been declared effective by the Securities and Exchange Commission, Counterparty shall have made available to MLI such

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Prospectuses as MLI may reasonably request to comply with the applicable prospectus delivery requirements for the resale by MLI of such number of Shares as MLI shall specify (or, if greater, the number of Shares that Counterparty shall specify). Such Registration Statement shall be effective and Prospectus shall be current until the earliest of the date on which (i) all Shares delivered by Counterparty in connection with an Early Termination Date, (ii) MLI has advised Counterparty that it no longer requires that such Registration Statement be effective, (iii) all remaining Shares could be sold by MLI without registration pursuant to Rule 144 promulgated under the Securities Act (the “Termination Registration Period”) or (iv) Counterparty has provided a legal opinion of nationally recognized counsel in form and substance satisfactory to MLI (with customary assumptions and exceptions) that the Shares issuable upon exercise of these Warrants will be freely tradable under the Securities Act upon delivery to MLI and not subject to any legend restricting transferability. It is understood that the Registration Statement and Prospectus will cover a number of Shares equal to the number of Shares plus the aggregate number of Shares (if any) reasonably estimated by MLI to be potentially deliverable by Counterparty in connection with Early Termination Stock Settlement hereunder, but in no event exceeding the Maximum Deliverable Share Amount. On each day during the Termination Registration Period Counterparty shall represent that each of its filings under the Securities Act, the Exchange Act or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, they do not contain any untrue statement of a material fact or omission of a material fact required to be stated therein or necessary to make the statements made, in the light of the circumstances under which they were made, not misleading.

If Counterparty does not deliver Shares subject to an effective Registration Statement as set forth above (or if some or all of the Shares delivered cannot be used to close out stock loans in the shares of Counterparty entered into to establish or maintain short positions by MLI in connection with this Transaction without a prospectus being required by applicable law to be delivered to such lender), the provisions of sub-paragraphs (B) and (C) set forth above under “Covenants Relating to Net Physical Settlement” shall apply, mutatis mutandis, as if the Net Physical Settlement Amount were the Transaction Early Termination Amount. “Transaction Early Termination Amount” means the Net Share Settlement Amount multiplied by the Settlement Price. In no event shall Counterparty be required to deliver to MLI a number of Shares greater than the Maximum Deliverable Share Amount.

Compliance With Securities Laws:	Counterparty represents and agrees that it has complied, and will comply, in connection with this Transaction and all related or contemporaneous sales and purchases of Shares, with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Rule 10b-5 and 13e and Regulation M under the Exchange Act.

Each party acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof. Accordingly, each party represents and warrants to the other party that (i) it has the financial ability to bear the economic risk of entering into the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act and (iii) the disposition of this Transaction and the Shares is restricted under this Confirmation, the Securities Act and state securities laws.

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Counterparty further represents and warrants that:

(a) Counterparty is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);

(b) Counterparty represents and acknowledges that as of the date hereof and without limiting the generality of Section 13.1 of the Equity Definitions, MLI is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 149 or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

(c) Counterparty is not, and after giving effect to the Transaction contemplated hereby, will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(d) As of the Trade Date and each date on which a payment or delivery is made by Counterparty hereunder, (i) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities; (ii) the capital of Counterparty is adequate to conduct its business; and (iii) Counterparty has the ability to pay its debts and other obligations as such obligations mature and does not intend to, or believe that it will, incur debt or other obligations beyond its ability to pay as such obligations mature.

Account Details:	Account for payments to Counterparty:
PNC Bank, Ohio, N.A. 201 East Fifth Street Cincinnati, Ohio 45201 ABA Number: 042000398 Account Name: General Cable Corporation Account Number: 4074093412 SWIFT: PNCCUS33

Account for payments to MLI:

Chase Manhattan Bank, New York ABA#: 021-000-021 FAO: ML Equity Derivatives A/C: 066213118

Account for delivery of Shares to MLI: [To be advised]

Agreement Regarding Shares:	Counterparty agrees that, in respect of any Shares delivered to MLI, such Shares shall be, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and non-assessable and subject to no adverse claims of any other party. The issuance of such Shares does not and will not require the consent, approval, authorization, registration or qualification of any government authority, except such as shall have been obtained on or before the delivery date of any Shares or as may be required in connection with any Registration Statement relating to any Shares.

Bankruptcy Rights:	In the event of Counterparty’s bankruptcy, MLI’s rights in connection with this Transaction shall not exceed those rights held by common shareholders. For the

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avoidance of doubt, the parties acknowledge and agree that MLI’s rights with respect to any other claim arising from this Transaction prior to Counterparty’s bankruptcy shall remain in full force and effect and shall not be otherwise abridged or modified in connection herewith.

Set-Off:	Each party waives any and all rights it may have to set-off, whether arising under any agreement, applicable law or otherwise.

Transfer:	Neither party may transfer its rights and delegate its obligations under this Transaction without the prior written consent of the other party, which shall not be unreasonably withheld. Either party may assign its rights and delegate its obligations hereunder, in whole or in part, to any other person (an “Assignee”) with the prior consent of the other party, effective (the “Transfer Effective Date”) upon delivery to such party of an executed acceptance and assumption by the Assignee (an “Assumption”) of the transferred obligations of the assigning party under this Transaction (the “Transferred Obligations”). Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing MLI to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, MLI may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform MLI’s obligations in respect of this Transaction and any such designee may assume such obligations. MLI shall be discharged of its obligations to Counterparty to the extent of any such performance.

Regulation:	MLI is regulated by The Securities and Futures Authority Limited.

Indemnity:	Each party (the “Indemnifying Party”) agrees to indemnify the other party, its Affiliates and their respective directors, officers, agents and controlling parties (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, to which such Indemnified Party may become subject because of a breach of any representation or covenant hereunder, in the Agreement or any other agreement relating to the Agreement or Transaction and will reimburse Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of, any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Indemnifying Party will not be liable under the foregoing Indemnity provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from an Indemnified Party’s gross negligence or willful misconduct.
Additional Agreements, Representations and Covenants of Counterparty, Etc.:
(a)	Counterparty hereby represents and warrants to MLI, on each day from the Trade Date to and including the earlier of (i) December 15, 2006, and (ii) the date by which MLI is able to initially complete a hedge of its position created by this Transaction, that:
(1)	it will not, and will not permit any person or entity subject to its control to, bid for or purchase Shares during such period except pursuant to transactions or arrangements which have been approved by MLI or an affiliate of MLI; and

(2)	it has publicly disclosed all material information necessary for it to be able to purchase or sell Shares in compliance with applicable federal securities laws and that it has publicly disclosed all material information with respect to its condition (financial or otherwise).

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(b)	No collateral shall be required by either party for any reason in connection with this Transaction.

(c)	MLI shall not be entitled to exercise any Warrant or take delivery of any Shares deliverable hereunder, and Automatic Exercise shall not apply with respect to any Warrant, to the extent (but only to the extent) that the receipt of any Shares upon the exercise of such Warrant or otherwise hereunder would result in MLI, or its ultimate parent entity becoming, directly or indirectly, the beneficial owner (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time of more than 8.0 percent of the class of the Counterparty’s outstanding equity securities that is comprised of the Shares (an “Excess Share Owner”).

MLI shall provide prior notice to Counterparty if the exercise of any Warrant or delivery of Shares hereunder would cause MLI to become, directly or indirectly, an Excess Share Owner; provided that the failure of MLI to provide such notice shall not alter the effectiveness of the provisions set forth in the preceding sentence and any purported exercise or delivery in violation of such provisions shall be void and have no effect. If any delivery owed to MLI hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after MLI gives notice that such delivery would not result in MLI being an Excess Share Owner; provided that any such notice must be delivered by MLI no later than June 5, 2014.

If MLI is not entitled to exercise any Warrant because such exercise would cause MLI to become, directly or indirectly, an Excess Share Owner and MLI thereafter disposes of Shares owned by it or any action is taken that would then permit MLI to exercise such Warrant without such exercise causing it to become, directly or indirectly, an Excess Share Owner, then MLI shall provide notice of the taking of such action to Counterparty and such Warrant shall then become exercisable by MLI to the extent such Warrant is otherwise or had otherwise become exercisable hereunder; provided that any such notice must be delivered by MLI no later than June 5, 2014. In such event, the Expiration Date with respect to such Warrant shall be the date on which Counterparty receives such notice from MLI, and the related Settlement Date shall be as soon as reasonably practicable after receipt of such notice but no more than three (3) Exchange Business Days thereafter (but in no event shall the Settlement Date occur prior to the date on which it would have otherwise occurred but for the provisions of this subsection); provided that the related Net Physical Settlement Amount shall be the same as the Net Physical Settlement Amount but for the provisions of this subsection. In addition, within 30 calendar days of a Settlement Date, Counterparty shall use its reasonable efforts to refrain from activities that could reasonably be expected to result in MLI’s ownership of Shares exceeding 10% of all issued and outstanding Shares.
Matters Relating to Agent:
1.	MLPFS will be responsible for the operational aspects of the Transactions effected through it, such as record keeping, reporting, and confirming Transactions to Counterparty and MLI;

2.	Unless MLI is a “major U.S. institutional investor,” as defined in Rule 15a-6 of the Exchange Act, neither Counterparty not MLI will contact the other without the direct involvement of MLPFS;

3.	MLPFS’s sole role under this Agreement and with respect to any Transaction is as an agent of Counterparty and MLI on a disclosed basis and MLPFS shall have no responsibility or liability to Counterparty or MLI hereunder except for gross negligence or willful misconduct in the performance of its duties as agent. MLPFS is authorized to act as agent for MLI, but only to the extent expressly required to satisfy the requirements of Rule 15a-6 under the Exchange Act in respect of the Options described hereunder. MLPFS shall have no authority to act as agent for Counterparty generally or with respect to transactions or other matters governed by this Agreement, except to the extent expressly required to satisfy the requirements of Rule 15a-6 or in accordance with express instructions from Counterparty.
ISDA Master Agreement:
With respect to the Agreement, MLI and Counterparty each agree as follows:

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“Specified Entity” means in relation to Seller and in relation to Counterparty for purposes of this Transaction: Not applicable.
Notwithstanding the definition in Section 14 of the Agreement, “Specified Transaction” shall mean only the OTC Warrant Transaction pursuant to the Confirmation between Counterparty and Dealer dated as of November 9, 2006.
The “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall not apply to MLI or Counterparty.
The “Credit Event Upon Merger” provisions of Section 5(b)(iv) of the Agreement will not apply to MLI and Counterparty.
The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to MLI or to Counterparty.
Payments on Early Termination. For the purpose of Section 6(e) of the Agreement: (i) Loss shall apply; and (ii) the Second Method shall apply.
“Termination Currency” means USD.
Tax Representations.
(I)	Payer Representations. For the purpose of Section 3(e) of the Agreement, each party represents to the other party that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii), or 6(e) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, each party may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement; provided that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

(II)	Payee Representations. For the purpose of Section 3(f) of the Agreement, each party makes the following representations to the other party:
(i)	MLI represents that it is a corporation organized under the laws of England and Wales.

(ii)	Counterparty represents that it is a corporation incorporated in Delaware.
Delivery Requirements. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, each party agrees to deliver the following documents:
(a)	Tax forms, documents or certificates to be delivered are:

Each party agrees to complete (accurately and in a manner reasonably satisfactory to the other party), execute, and deliver to the other party, United States Internal Revenue Service Form W-9 or W-8 BEN, or any successor of such form(s): (i) before the first payment date under this agreement; (ii) promptly upon reasonable demand by the other party; and (iii) promptly upon learning that any such form(s) previously provided by the other party has become obsolete or incorrect.

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(b) Other documents to be delivered:

Covered by
Party Required to			Section 3(d)
Deliver Document	Document Required to be Delivered	When Required	Representation
Counterparty and MLI	Evidence of the authority and true signatures of each official or representative signing this Confirmation	Upon or before the scheduled Effective Date	Yes

Counterparty	Certified copy of the resolution of the Board of Directors or equivalent document authorizing the execution and delivery of this Confirmation and such other certificate or certificates as MLI shall reasonably request	Upon or before the scheduled Effective Date	Yes

MLI	Guarantee of its Credit Support Provider, substantially in the form of Exhibit A attached hereto, together with evidence of the authority and true signatures of the signatories, if applicable	Upon or before the scheduled Effective Date	Yes
Addresses for Notices: For the purpose of Section 12(a) of the Agreement:
Address for notices or communications to MLI for all purposes:

Address:	Merrill Lynch International
Merrill Lynch Financial Centre
2 King Edward Street
London EC1A 1HQ
Attention:	Manager, Fixed Income Settlements
Facsimile No.:	44 207 995 2004
Telephone No.:	44 207 995 3769

Address for notices or communications to Counterparty for all purposes:

Address:	General Cable Corporation
4 Tesseneer Drive
Attention:	Highland Heights, KY 41076-9753 Brian J. Robinson
Senior Vice President, Controller and Treasurer
Telephone No.:	(859) 572-8483
Facsimile No.:	(859) 572-8441

Address:	General Cable Corporation
4 Tesseneer Drive
Highland Heights, KY 41076-9753
Attention:	Robert J. Siverd
Executive Vice President, General Counsel and Secretary
Telephone No.:	(859) 572-8890
Facsimile No.:	(859) 572-8444

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Process Agent: For the purpose of Section 13(c) of the Agreement, MLI appoints as its process agent:

Address:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
222 Broadway, 16th Floor
New York, New York 10038
Attention:	Litigation Department

Counterparty does not appoint a Process Agent.
Multibranch Party. For the purpose of Section 10(c) of the Agreement: Neither MLI nor Counterparty is a Multibranch Party.
Calculation Agent. The Calculation Agent is MLI. Upon the request of either party, the Calculation Agent (or, in the case of a determination made by a party (including a party acting as Determining Party or Hedging Party), such party) shall, no later than the 5th Business Day following such request, provide the parties with a statement showing, in reasonable detail, the computations (including any relevant quotations) by which it has determined any amount payable or deliverable under, or any adjustment to the terms of, this Transaction. All judgments, determinations and calculations hereunder by the Calculation Agent or by a party hereto shall be performed in good faith and in a commercially reasonable manner.
Credit Support Document.
MLI: Guarantee of ML & Co. in the form attached hereto as Exhibit A.
Counterparty: Not Applicable
Credit Support Provider.
With respect to MLI: ML & Co.
With respect to Counterparty: Not Applicable.
Governing Law. This Confirmation will be governed by, and construed in accordance with, the laws of the State of New York.
Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.
Netting of Payments. The provisions of Section 2(c) of the Agreement shall not be applicable to this Transaction.
Basic Representations. Section 3(a) of the Agreement is hereby amended by the deletion of “and” at the end of Section 3(a)(iv); the substitution of a semicolon for the period at the end of Section 3(a)(v) and the addition of Sections 3(a)(vi), as follows:
Eligible Contract Participant; Line of Business. Each party agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended (“CEA”), this Agreement and the Transaction thereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA, and it has entered into this Confirmation and this Transaction in connection with its business or a line of business (including financial intermediation), or the financing of its business.

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Acknowledgements:
(a)	The parties acknowledge and agree that there are no other representations, agreements or other undertakings of the parties in relation to this Transaction, except as set forth in this Confirmation.

(b)	The parties hereto intend for:
(i)	this Transaction to be a “securities contract” as defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), qualifying for the protections under Section 555 of the Bankruptcy Code;

(ii)	a party’s right to liquidate this Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as defined in the Bankruptcy Code;

(iii)	all payments for, under or in connection with this Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” as defined in the Bankruptcy Code.
Amendment of Section 6(d)(ii). Section 6(d)(ii) of the Agreement is modified by deleting the words “on the day” in the second line thereof and substituting therefor “on the day that is three Local Business Days after the day”. Section 6(d)(ii) is further modified by deleting the words “two Local Business Days” in the fourth line thereof and substituting therefor “three Local Business Days.”
Amendment of Definition of Reference Market-Makers. The definition of “Reference Market-Makers” in Section 14 is hereby amended by adding in clause (a) after the word “credit” and before the word “and” the words “or to enter into transactions similar in nature to the Transactions.”
Consent to Recording. Each party consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their Affiliates in connection with this Confirmation. To the extent that one party records telephone conversations (the “Recording Party”) and the other party does not (the “Non-Recording Party”), the Recording Party shall in the event of any dispute, make a complete and unedited copy of such party’s tape of the entire day’s conversations with the Non-Recording Party’s personnel available to the Non-Recording Party. The Recording Party’s tapes may be used by either party in any forum in which a dispute is sought to be resolved and the Recording Party will retain tapes for a consistent period of time in accordance with the Recording Party’s policy unless one party notifies the other that a particular transaction is under review and warrants further retention.
Disclosure. Each party hereby acknowledges and agrees that MLI has authorized Counterparty to disclose this Transaction and any related hedging transaction between the parties if and to the extent that Counterparty reasonably determines (after consultation with MLI) that such disclosure is required by law or by the rules of the New York Stock Exchange or any securities exchange.
Severability. If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to this Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

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Affected Parties. For purposes of Section 6(e) of the Agreement, each party shall be deemed to be an Affected Party in connection with Illegality and any Tax Event.
[Signatures follow on separate page]

     Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Very truly yours, MERRILL LYNCH INTERNATIONAL
By:	/s/ Fran Jacobson
Name: Fran Jacobson
Title: Authorized Signatory

Confirmed as of the date first above written:
GENERAL CABLE CORPORATION

By:	/s/ Robert J. Siverd

Name: Robert J. Siverd
Title: Executive Vice President, General Counsel and Secretary
Acknowledged and agreed as to matters to the Agent:
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
Solely in its capacity as Agent hereunder

By:	/s/ Brian Carroll

Name: Brian Carroll
Title: Authorized Signatory
OTC Warrant Confirmation

EXHIBIT A
GUARANTEE OF MERRILL LYNCH & CO., INC.
     FOR VALUE RECEIVED, receipt of which is hereby acknowledged, MERRILL LYNCH & CO., INC., a corporation duly organized and existing under the laws of the State of Delaware (“ML & Co.”), hereby unconditionally guarantees to General Cable Corporation (the “Company”), the due and punctual payment of any and all amounts payable by Merrill Lynch International, a company organized under the laws of England and Wales (“ML”), under the terms of the Confirmation of OTC Warrant Transaction between the Company and ML (ML as Buyer), dated as of November 15, 2006 (the “Confirmation”), including, in case of default, interest on any amount due, when and as the same shall become due and payable, whether on the scheduled payment dates, at maturity, upon declaration of termination or otherwise, according to the terms thereof. In case of the failure of ML punctually to make any such payment, ML & Co. hereby agrees to make such payment, or cause such payment to be made, promptly upon demand made by the Company to ML & Co.; provided, however that delay by the Company in giving such demand shall in no event affect ML & Co.’s obligations under this Guarantee. This Guarantee shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment guaranteed hereunder, in whole or in part, is rescinded or must otherwise be returned by the Company upon the insolvency, bankruptcy or reorganization of ML or otherwise, all as though such payment had not been made.
     ML & Co. hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Confirmation; the absence of any action to enforce the same; any waiver or consent by the Company concerning any provisions thereof; the rendering of any judgment against ML or any action to enforce the same; or any other circumstances that might otherwise constitute a legal or equitable discharge of a guarantor or a defense of a guarantor. ML covenants that this guarantee will not be discharged except by complete payment of the amounts payable under the Confirmation. This Guarantee shall continue to be effective if ML merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist.
     ML & Co. hereby waives diligence; presentment; protest; notice of protest, acceleration, and dishonor; filing of claims with a court in the event of insolvency or bankruptcy of ML; all demands whatsoever, except as noted in the first paragraph hereof; and any right to require a proceeding first against ML.
     ML & Co. hereby certifies and warrants that this Guarantee constitutes the valid obligation of ML & Co. and complies with all applicable laws.
     This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.
     This Guarantee may be terminated at any time by notice by ML & Co. to the Company given in accordance with the notice provisions of the Confirmation, effective upon receipt of such notice by the Company or such later date as may be specified in such notice; provided, however, that this Guarantee shall continue in full force and effect with respect to any obligation of ML under the Confirmation arising before or after such termination.
     This Guarantee becomes effective concurrent with the effectiveness of the Confirmation, according to its terms.

     IN WITNESS WHEREOF, ML & Co. has caused this Guarantee to be executed in its corporate name by its duly authorized representative.

MERRILL LYNCH & CO., INC.
By:	/s/ Patricia Kroplewnicki
	Name:	Patricia Kroplewnicki
	Title: Date:	Designated Signatory November 15, 2006

Annex A

Relevant Date
VWAP	15-Nov-	15-May-	15-Nov-	15-May-	15-Nov-	15-May-	15-Nov-	15-May-	15-Nov-	15-May-	15-Nov-	15-May-	15-Nov-	15-May-	15-Nov-
Price	06	07	07	08	08	09	09	10	10	11	11	12	12	13	13
$39.50	0.393	0.466	0.437	0.408	0.377	0.345	0.311	0.275	0.216	0.179	0.134	0.088	0.044	0.008	0.000
$40.00	0.397	0.469	0.440	0.411	0.381	0.349	0.315	0.278	0.220	0.183	0.138	0.091	0.045	0.009	0.000
$45.00	0.434	0.501	0.473	0.445	0.415	0.383	0.350	0.314	0.255	0.217	0.170	0.119	0.067	0.018	0.000
$50.00	0.468	0.529	0.502	0.475	0.446	0.415	0.382	0.346	0.288	0.249	0.201	0.148	0.091	0.032	0.000
$55.00	0.498	0.554	0.528	0.501	0.474	0.444	0.412	0.377	0.319	0.281	0.232	0.178	0.118	0.050	0.001
$60.00	0.525	0.576	0.551	0.526	0.499	0.470	0.439	0.405	0.348	0.310	0.263	0.208	0.146	0.073	0.004
$65.00	0.550	0.596	0.573	0.548	0.522	0.494	0.464	0.431	0.376	0.339	0.292	0.237	0.175	0.098	0.012
$70.00	0.572	0.615	0.592	0.568	0.543	0.516	0.487	0.455	0.402	0.365	0.319	0.266	0.204	0.127	0.029
$75.00	0.593	0.632	0.610	0.587	0.563	0.536	0.508	0.477	0.426	0.390	0.346	0.294	0.233	0.156	0.055
$80.00	0.562	0.597	0.576	0.554	0.531	0.505	0.478	0.448	0.398	0.364	0.321	0.270	0.212	0.137	0.039
$85.00	0.523	0.556	0.535	0.514	0.491	0.467	0.441	0.412	0.363	0.330	0.288	0.240	0.183	0.112	0.023
$90.00	0.489	0.519	0.499	0.479	0.457	0.433	0.408	0.380	0.334	0.301	0.261	0.214	0.160	0.093	0.014
$100.00	0.433	0.458	0.440	0.421	0.400	0.378	0.355	0.329	0.285	0.255	0.218	0.175	0.126	0.066	0.008
$110.00	0.388	0.409	0.392	0.374	0.355	0.335	0.313	0.288	0.248	0.220	0.185	0.146	0.102	0.050	0.006
$120.00	0.352	0.370	0.353	0.337	0.319	0.300	0.279	0.256	0.219	0.192	0.161	0.125	0.085	0.040	0.005
$130.00	0.321	0.337	0.321	0.306	0.289	0.271	0.251	0.230	0.195	0.171	0.141	0.108	0.073	0.034	0.005
$140.00	0.296	0.309	0.295	0.280	0.264	0.247	0.229	0.209	0.176	0.153	0.126	0.096	0.063	0.030	0.005
$150.00	0.274	0.285	0.272	0.258	0.243	0.227	0.209	0.191	0.160	0.138	0.113	0.086	0.056	0.027	0.004